EXHIBIT 99.1

Media Contact: Stevi Wara
Diamond Resorts International®
Tel: 702.823.7069
media@diamondresorts.com

Investor Contact:     Joshua Hochberg
Sloane and Company
Tel: 212.486.9500
jhochberg@sloanepr.com

Diamond Resorts International, Inc. Reports Record First Quarter 2015 Financial Results

April 29, 2015, Las Vegas, NV - Diamond Resorts International, Inc. (NYSE: DRII) (“Diamond” or the “Company”), today announced results for the first quarter ended March 31, 2015.

David F. Palmer, President and Chief Executive Officer, stated, “The business is off to a record start in 2015 as our outstanding financial performance demonstrates continued execution against our long-term business strategy. We realized strong revenue and earnings growth in our hospitality and management services business, and our Vacation Ownership segment continued to benefit from our unique and innovative marketing programs. In addition, underscoring our confidence in our business model and value proposition for consumers and the resorts we manage, we repurchased $61.1 million in stock this quarter. As previously disclosed, in January of 2015, we entered into agreements to eliminate our external management structure with Hospitality Management & Consulting, Inc., including the acquisition of certain rights from, and termination of certain contractual relationships with, our Chairman, Stephen J. Cloobeck. The contract termination included in these transactions resulted in a one-time $7.8 million charge in the quarter. As we look to the balance of the year, we believe we are well-positioned for future growth. While our initial 2015 financial guidance did not take into consideration the charge related to the contract termination, we are maintaining our 2015 financial guidance, inclusive of this charge.”

First Quarter 2015 Highlights

•	Total revenue increased $16.3 million, or 9.0%, to $197.5 million.

•	Pre-tax income, excluding non-cash stock based compensation and the one-time charge related to the contract termination, increased $25.9 million, or 84.1%, to $56.7 million.

•
Prior to share repurchases, debt repayments, and the HM&C transactions, on a net basis from operations, investing and financing activities we generated $39.4 million in cash. Additional uses of cash in the quarter included spending $61.1 million in share repurchases, $20.8 million in debt amortization, and $16.8 million in the HM&C transactions.

•	Adjusted EBITDA, excluding the one-time charge related to the contract termination, increased $10.2 million, or 15.2% to $77.1 million.

•	As a result of the HM&C transactions, HM&C is now a wholly-owned subsidiary of the Company.

•	The Company used $61.1 million in cash during the quarter under its share repurchase program. Approximately $18.2 million remains available after giving effect to the repurchases to date.

Outlook

For the full year ending December 31, 2015, the Company is providing the following guidance for its expected operating results. Note that while the guidance ranges presented below are the same as included in the guidance provided in our year-end earnings release, it now includes the one-time $7.8 million charge related to the contract termination which was not included in the earlier guidance.

Guidance	Year Ending December 31, 2015
($ in thousands)	Low	High
Pre-tax income	$159,000	$191,000
Corporate interest expense	$28,000	$26,000
Vacation interest cost of sales(a)	$73,000	$63,000
Depreciation and amortization	$38,000	$36,000
Other non-cash items(b)	$47,000	$44,000

For the year ending December 31, 2015, the Company anticipates capital expenditures(c) to be between $25.0 million and $30.0 million. In addition, the Company anticipates its ordinary course cash expenditures for the acquisition of inventory to be between $50.0 million and $55.0 million, and its cash tax payments to be between $17.0 million and $23.0 million.

Consistent with our capital allocation philosophy, we also anticipate investing approximately $27.0 million of our cash in projects expected to generate superior returns, including the build-out of inventory at our Cabo Azul resort and other strategic investments. We also intend to continue our share repurchase program (of which approximately $18.2 million remains available after giving effect to the repurchases to date), and pursuing other opportunities to provide superior returns to our stockholders.

(a)
In accordance with ASC 978, the Company records Vacation Interest Cost of Sales using the relative sales value method (See Note 2 - Summary of Significant Accounting Policies in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014). This method requires the Company to make a number of projections and estimates, which are subject to significant uncertainty and retroactive adjustment in future periods. These "true-up" adjustments may result, and for the Company have resulted in prior periods, in major swings (both positive and negative) in the Company's pre-tax income computed in accordance with US GAAP that do not have a direct correlation to the operating performance for the periods in which the "true-ups" are made. It is difficult to predict with any degree of precision what the projections and estimates used in connection with the relative sales value method will be and what impact those projections and estimates will have on the amount recorded in future periods as Vacation Interest Cost of Sales. As a result, guidance for Vacation Interest Cost of Sales (and as a result, pre-tax income) covers a wide range of outcomes and does not impact Adjusted EBITDA.

(b)	Other non-cash items include: stock based compensation, amortization of loan origination costs, and amortization of net portfolio discounts and premiums.

(c)
Principally for IT infrastructure and sales center expansion/refurbishment. This does not include expenditures for the acquisition of inventory, or resort-level capital improvements which are paid by the homeowners associations.

First Quarter Earnings Summary

Hospitality and Management Services
Total management and member services revenue in our Hospitality and Management Services segment increased $2.4 million, or 6.3%, to $40.6 million for the first quarter of 2015 from $38.2 million for the first quarter of 2014. Management fees increased as a result of increases in operating costs at the resort level, which generated higher management fee revenue on a same-store basis under our cost-plus management agreements. In addition, effective January 1, 2015, the Company deconsolidated the operations of the two managed resorts in St. Maarten; thus removing those resorts’ revenues and expenses from our consolidated resort operations revenue and expense, respectively, while recognizing the management fee income earned in this line item. Revenue from our Club operations remained relatively flat in the three months ended March 31, 2015, as compared to the three months ended March 31, 2014.
Management and member services expense, which is recorded in our Hospitality and Management Services segment, decreased $0.8 million, or 9.7%, to $8.1 million for the quarter ended March 31, 2015 from $8.9 million for the quarter ended March 31, 2014. For the quarters ended March 31, 2015 and 2014, management and member services expense included $0.3 million and $0.7 million, respectively, of non-cash stock-based compensation charges related to stock options. Excluding these non-cash stock-based compensation charges, management and member services expense as a percentage of management and member services revenue decreased to 19.2% for the quarter ended March 31, 2015, compared to 21.6% for the quarter ended March 31, 2014. The decrease was primarily attributable to lower call center expenses resulting from improved efficiencies as we continued to transition call centers from a third party provider to an in-house operation. Including these non-cash stock-based compensation charges, management and member services expense as a percentage of management and member services revenue decreased to 19.9% for the quarter ended March 31, 2015 from 23.4% for the quarter ended March 31, 2014.

Vacation Interest Sales and Financing

Vacation Interest sales, net, increased $16.7 million, or 15.7%, to $122.6 million for the first quarter of 2015 from $105.9 million for the first quarter of 2014. The increase in Vacation Interest sales, net, was attributable to a $19.4 million increase in Vacation Interest sales revenue, partially offset by a $2.7 million increase in the provision for uncollectible Vacation Interest sales revenue. The $19.4 million increase in Vacation Interest sales revenue during the period in 2015 compared to the period in 2014 was generated due to an increase in our volume per guest (“VPG”). VPG increased by $567, or 22.0%, to $3,147 for the first quarter of 2015 from $2,580 in the first quarter of 2014, as a result of a higher average sales price per transaction and a higher closing percentage (which represents the percentage of Vacation Interest sales transactions closed relative to the total number of tours during the period presented). The total number of tours decreased to 44,481 during the period in 2015 from 46,552 during the period in 2014, due in part to our efforts to improve efficiency in our mix of tours and to the closure of our Cabo, Mexico sales center following hurricane Odile. The Company closed a total of 6,778 Vacation Interest sales transactions during the period in 2015, compared to 6,556 transactions during the period in 2014. The Company's closing percentage increased to 15.2% during the period in 2015 from 14.1% during the period in 2014. Vacation Interest sales price per transaction increased to $20,652 during the period in 2015 from $18,321 during the period in 2014. The increase in average sales price per transaction and the higher closing percentage (and as a result higher VPG) are due principally to a change in our focus on selling larger point packages and the success of the sales and marketing initiatives implemented in association with this strategy.

Provision for uncollectible Vacation Interest sales revenue increased $2.7 million, or 23.3%, to $14.1 million during the period in 2015 from $11.4 million during the period in 2014, primarily due to the increase in Vacation Interest sales revenue and an increase in the percentage of financed Vacation Interest sales during the period in 2015 as compared to the period in 2014. The allowance for mortgages and contracts receivable as a percentage of gross mortgages and contracts receivable was 21.7% as of March 31, 2015, as compared to 21.6% as of March 31, 2014.

Advertising, sales and marketing expense for the first quarter of 2015 and 2014 included non-cash charges of $0.4 million and $0.9 million, respectively, related to stock-based compensation. Excluding these charges, advertising, sales and marketing expense as a percentage of Vacation Interest sales revenue decreased 1.1 percentage points to 49.9% in the first quarter of 2015, from 51.0% in the first quarter of 2014. This improvement was primarily due to improved leverage of fixed costs through increased sales efficiencies. Including the non-cash charges, advertising, sales and marketing expense as a percentage of Vacation Interest sales revenue was 50.1% for the first quarter of 2015, as compared to 51.8% for the first quarter of 2014.

Vacation Interest cost of sales decreased $11.8 million, or 91.2%, to $1.1 million for the quarter ended March 31, 2015 from $12.9 million for the quarter ended March 31, 2014. This decrease consisted of a $13.8 million decrease resulting from changes in estimates under the relative sales value method, partially offset by a $2.0 million increase related to the increase in Vacation Interest Sales revenue. The changes under the relative sales value method related to the recovery of a larger pool of low cost inventory and an increase in the average retail sales price, partially offset by a smaller pool of inventory becoming eligible for capitalization in accordance with our inventory recovery agreements during the three months ended March 31, 2015 compared to the three months ended March 31, 2014. Vacation Interest cost of sales as a percentage of Vacation Interest sales, net decreased to 0.9% for the three months ended March 31, 2015 from 12.2% for the three months ended March 31, 2014.

General and Administrative Expense

General and administrative expense for the first quarter of 2015 and 2014 included non-cash charges related to stock based compensation of $2.5 million and $2.8 million, respectively. In addition, during the quarter ended March 31, 2015, there was a one-time $7.8 million cash charge related to the contract termination related to the HM&C transactions. Excluding these charges, general and administrative expense increased slightly to $21.9 million during the period in 2015 compared to $21.4 million during the period in 2014. Excluding the charges discussed above general and administrative expense as a percentage of total revenue would have decreased 0.7 percentage point to 11.1% in the first quarter of 2015, from 11.8% in the first quarter of 2014. Giving effect to these charges, general and administrative expense as reported was $32.3 million during the period in 2015 compared to $24.2 million during the period in 2014.

Pre-tax Income and Net Income

Pre-tax income for the first quarter of 2015 included a non-cash charge related to stock-based compensation of $3.3 million and a one-time charge of $7.8 million related to the contract termination referenced above. Pre-tax income for the first quarter of 2014 included a non-cash charge related to stock-based compensation of $4.7 million. Excluding the amounts discussed above, pre-tax income in 2015 would have been $56.7 million, an increase of $25.9 million from $30.8 million in the first quarter of 2014. Including these items, pre-tax income for the first quarter of 2015 was $45.5 million compared to $26.1 million in the first quarter of 2014.

Net income for the first quarter in 2015 and 2014 were inclusive of the non-cash and one-time charges discussed above. Net income increased $12.0 million to $26.0 million during the period for 2014 from a net income of $14.0 million during the period in 2013.

Capital Resources and Liquidity

As of March 31, 2015, the Company had cash and cash equivalents of $183.1 million and corporate indebtedness of $433.1 million. During the three months ended March 31, 2015 the Company had a net usage of $59.4 million in cash and cash equivalents.

During the three months ended March 31, 2015 and 2014, we used cash of $17.4 million and $8.3 million, respectively, for acquisitions of VOI inventory pursuant to inventory recovery agreements and in open market and bulk VOI inventory purchases, for capitalized legal, title and trust fees and for the construction of VOI inventory. Of these total cash amounts, $1.9 million and $0.4 million during the three months ended March 31, 2015 and 2014, respectively, were used for the construction of VOI inventory, primarily related to construction of additional units at our managed property in Mexico.

In addition, we had increases in unsold Vacation Interests, net, that did not have an impact on our working capital during the respective periods. Specifically, we capitalized $2.5 million and $0.6 million during the three months ended March 31, 2015 and 2014, respectively, related to inventory recovery agreements in the U.S., offset by an equal increase in due to related parties, net; where cash will be used in future periods to settle these amounts. In addition, the Company transferred $0.6 million and $0.1 million during the three months ended March 31, 2015 and 2014, respectively, from due from related parties, net, to unsold Vacation Interests, net, as a result of our recovery of VOI inventory pursuant to inventory recovery arrangements in Europe; cash was used in prior periods when these amounts were recorded to due from related parties, net. Furthermore, we transferred $1.6 million and $0.4 million from mortgages and contracts receivable, net, to unsold Vacation Interests, net, during the three months ended March 31, 2015 and 2014, respectively, as a result of our recovery of underlying VOI inventory due to loan defaults.

Net cash provided by operating activities for the three months ended March 31, 2015 was $45.8 million and was primarily the result of net income of $26.0 million and non-cash revenues and expenses totaling $41.2 million, partially offset by other changes in operating assets and liabilities that resulted in a net credit of $21.4 million. The significant non-cash revenues and expenses included (i) $14.1 million in the provision for uncollectible Vacation Interest sales revenue; (ii) $10.4 million in deferred income taxes; (iii) $8.6 million in depreciation and amortization; (iv) $3.3 million in stock-based compensation expense; (v) $3.1 million in amortization of net portfolio discounts; (vi) $1.4 million in amortization of capitalized financing costs and original issue discounts; and (vii) $0.3 million in unrealized loss on derivative instruments. Net cash provided by operating activities for the three months ended March 31, 2014 was $33.7 million and was the result of net income of $14.0 million and non-cash revenues and expenses totaling $39.1 million, partially offset by other changes in operating assets and liabilities that resulted in a net credit of $19.5 million. Capital expenditures for the three months ended March 31, 2015, primarily associated with information technology-related projects and equipment, were $4.2 million, a decrease of $1.5 million from $5.7 million for the three months ended March 31, 2014.

Net cash used in investing activities for the three months ended March 31, 2015 was $12.9 million, consisting of (i) $9.0 million, inclusive of $0.3 million in transaction costs, used to acquire intangible assets related to the HM&C transactions (ii) $4.2 million used to purchase property and equipment, primarily associated with information technology related projects and equipment and renovation projects at certain sales centers; partially offset by (iii) $0.2 million in proceeds from the sale of assets in our European operations. Net cash used in investing activities for the three months ended March 31, 2014 was $5.7 million, which was used to purchase property and equipment.

Net cash used in financing activities for the three months ended March 31, 2015 was $91.6 million, consisting of (i) $63.4 million in repayments on our securitization notes and Funding Facilities; (ii) $61.1 million in repurchases of our common stock including $50.0 million in connection with the March secondary stock offering and $11.1 million in open market purchases; (iii) $18.1 million in repayments on the term loan portion of the Senior Credit Facility; (iv) $9.2 million resulting from an increase in cash in escrow and restricted cash; (v) $2.7 million in repayments on notes payable; and (vi) $2.4 million in debt issuance costs; offset by (a) $63.2 million from the issuance of debt under our securitization notes and Funding Facilities; (b) $1.8 million in proceeds from the exercise of stock options; and (c) $0.4 million in excess tax benefits from stock-based compensation. During the three months ended March 31, 2014, net cash provided by financing activities was $11.8 million, which consisted of (i) $45.9 million from the issuance of debt under our securitization notes and Funding Facilities; (ii) $14.6 million resulting from a decrease in cash in escrow and restricted cash; (iii) $1.1 million from the issuance of notes payable; and (iv) $0.2 million in proceeds from the exercise of stock options; offset by (a) $45.1 million in repayments on our securitization notes and Funding Facilities; and (b) $5.0 million in repayments on notes payable.

Stock Repurchase Program

On October 28, 2014, we announced a plan to repurchase up to $100.0 million of our common stock. During the first quarter, we used cash of $61.1 million to repurchase shares of our common stock. Approximately $18.2 million remains available after giving effect to the repurchases as of April 28, 2015.

First Quarter 2015 Earnings Call

The company will be conducting a conference call to discuss the first quarter financial results at 5:00 p.m. Eastern Time on April 29, 2015, available via webcast on the Company's website at http://investors.diamondresorts.com. A webcast replay will become available within 2 hours of the call and will run for approximately one year on the Company’s website. Alternatively, participants may call into (888) 753-4238 from the United States, or (706) 643-3355 from outside the U.S. with conference ID 28716862; please dial in fifteen minutes early to ensure a timely start.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements, including the guidance for expected operating results presented under “Outlook” above and other statements regarding the Company’s current expectations, prospects and opportunities. These forward-looking statements are covered by the "Safe Harbor for Forward-Looking Statements" provided by the Private Securities Litigation Reform Act of 1995. The Company has tried to identify these forward looking statements by using words such as “expect,” “anticipate,” “estimate,” “plan,” “will,” “would,” “should,” “could,” “forecast,” “believe,” “guidance,” “projection,” “target” or similar expressions, but these words are not the exclusive means for identifying such statements. The Company cautions that a number of risks, uncertainties and other factors could cause the Company's actual results to differ materially from those expressed in, or implied by, the forward-looking statements, including, without limitation, adverse trends or disruptions in economic conditions generally or in the vacation ownership, vacation rental and travel industries; adverse changes to, or interruptions in, relationships with the Company's affiliates and other third parties, including termination of the Company's hospitality management contracts; the Company's ability to maintain an optimal inventory of vacation ownership interests for sale overall, as well as in specific Collections; the market price of the Company's stock prevailing from time to time; alternative uses of cash and investment opportunities pursued by the Company from time to time; the Company’s compliance with the financial and other covenants contained in the credit agreement with respect to the Company’s senior secured credit facility; the Company's ability to sell, securitize or borrow against its consumer loans; decreased demand from prospective purchasers of Vacation Interests; adverse events or trends in vacation destinations and regions where the resorts in our network are located; changes in the Company's senior management; the Company's ability to comply with regulations applicable to the vacation ownership industry; the effects of the Company's indebtedness and its compliance with the terms thereof; the Company's ability to successfully implement its growth strategy; and the Company's ability to compete effectively. For a detailed discussion of factors that could affect the Company's future operating results, please see the Company's filings with the Securities and Exchange Commission, including the disclosures under “Risk Factors” in those filings. Except as expressly required by the federal securities laws, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events or for any other reason.

About Diamond Resorts International®

Diamond Resorts International® (NYSE: DRII), with its network of more than 330 vacation destinations located in 34 countries throughout the continental United States, Hawaii, Canada, Mexico, the Caribbean, South America, Central America, Europe, Asia, Australasia and Africa, provides guests with choice and flexibility to let them create their dream vacation, whether they are traveling an hour away or around the world. Our relaxing vacations have the power to give guests an increased sense of happiness and satisfaction in their lives, while feeling healthier and more fulfilled in their relationships, by enjoying memorable and meaningful experiences that let them Stay Vacationed.™

Diamond Resorts International® manages vacation ownership resorts and sells vacation ownership points that provide members and owners with Vacations for Life® at over 330 managed and affiliated properties and cruise itineraries.

Reconciliation of GAAP to Non-GAAP Measures

We believe supplementing our consolidated financial statements presented in accordance with U.S. GAAP with non-U.S. GAAP measures provides investors with useful information regarding our liquidity and short-term and long-term trends.

We define Adjusted EBITDA as our net income, plus: (i) corporate interest expense; (ii) provision (benefit) for income taxes; (iii) depreciation and amortization; (iv) Vacation Interest cost of sales; (v) loss on extinguishment of debt; (vi) impairments and other non-cash write-offs; (vii) loss on the disposal of assets; (viii) amortization of loan origination costs; (ix) amortization of net portfolio premiums; and (x) stock-based compensation; less (a) gain on the disposal of assets; (b) gain on bargain purchase from business combination; and (c) amortization of net portfolio discounts. Adjusted EBITDA is a non-U.S. GAAP financial measure and should not be considered in isolation, or as an alternative to net cash provided by operating activities or any other measure of liquidity, or as an alternative to net income, operating income or any other measure of financial performance, in any such case calculated and presented in accordance with U.S. GAAP. Additional information regarding our calculation of Adjusted EBITDA is provided below.

We present Adjusted EBITDA primarily because the Senior Credit Facility Agreement includes covenants which are determined by reference to the Adjusted EBITDA of the Company and its “restricted subsidiaries,” and other of our debt-related agreements include covenants that are determined by reference to measures calculated in a manner similar to the calculation of Adjusted EBITDA. As a result, we believe that supplementing our consolidated financial statements presented in accordance with U.S. GAAP with this non-U.S. GAAP measure provides investors with useful information with respect to our liquidity. As of December 31, 2014, all of our subsidiaries were designated as restricted subsidiaries, as defined in the Senior Credit Facility Agreement.
In addition to its application under the Senior Credit Facility Agreement, our management uses Adjusted EBITDA: (i) for planning purposes, including the preparation of our annual operating budget; (ii) to allocate resources to enhance the financial performance of our business; (iii) to evaluate the effectiveness of our business strategies; and (iv) as a factor for determining compensation for certain personnel.

We understand that, although measures similar to Adjusted EBITDA are frequently used by investors and securities analysts in their evaluation of companies, it has limitations as an analytical tool, including:

•	Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures;

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	Adjusted EBITDA does not reflect cash requirements for income taxes;

•	Adjusted EBITDA does not reflect interest expense for our corporate indebtedness;

•	although depreciation and amortization are non-cash charges, the assets being depreciated or amortized will often have to be replaced, and Adjusted EBITDA does not reflect any cash requirements for these replacements;

•
we make expenditures to replenish Vacation Interests inventory (principally pursuant to our inventory recovery agreements and in connection with our strategic acquisitions), and Adjusted EBITDA does not reflect our cash requirements for these expenditures or certain costs of carrying such inventory (which are capitalized); and

•	other companies in our industry may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

In this release, we present Adjusted EBITDA excluding the one-time cash charge related to the contract termination referenced above; because management excludes this charge from its forecasts and evaluation of our operational performance and because we believe that Adjusted EBITDA including this item is not indicative of our core cash flows or operating results.

The following tables present Adjusted EBITDA, excluding the one-time charge related to the contract termination, reconciled to each of (i) our net cash provided by operating activities and (ii) our net income for the periods presented.

	($ in thousands)
	(Unaudited)
	Quarter Ended March 31,
	2015	2014
Net cash provided by operating activities	$45,778	$33,663
Provision for income taxes	19,525	12,047
Provision for uncollectible Vacation Interest sales revenue(a)	(14,096)	(11,433)
Amortization of capitalized financing costs and original issue discounts(a)	(1,402)	(1,437)
Deferred income taxes(b)	(10,447)	(11,260)
Loss on foreign currency(c)	(98)	(88)
Gain on mortgage purchase(a)	96	49
Unrealized loss on derivative instruments(d)	(258)	(199)
Unrealized loss on post-retirement benefit plan(e)	(43)	(43)
Corporate interest expense(f)	7,686	13,246
Change in operating assets and liabilities excluding acquisitions(g)	21,404	19,473
Vacation Interest cost of sales(h)	1,138	12,902
Adjusted EBITDA - Consolidated	$69,283	$66,920
One-time charge related to the contract termination	7,830	—
Adjusted EBITDA excluding the one-time charge related to the contract termination	$77,113	$66,920

(a)	Represents non-cash charge or gain.

(b)	Represents the deferred income tax liability as a result of the provision for income taxes recorded for the three months ended March 31, 2015 and 2014.

(c)
Represents net realized losses on foreign exchange transactions settled at unfavorable exchange rates and unrealized net losses resulting from the devaluation of foreign currency-denominated assets and liabilities.

(d)	Represents the effects of the changes in mark-to-market valuations of derivative liabilities.

(e)	Represents unrealized loss on our post-retirement benefit plan related to a collective labor agreement entered into with the employees of our two resorts in St. Maarten.

(f)	Represents corporate interest expense; does not include interest expense related to non-recourse indebtedness incurred by our special-purpose subsidiaries that is secured by our VOI consumer loans.

(g)
Represents the net change in operating assets and liabilities excluding acquisitions, as computed directly from the statements of cash flows. Vacation Interest cost of sales is included in the net changes in unsold Vacation Interests, net, as presented in the statements of cash flows.

(h)
We record Vacation Interest cost of sales using the relative sales value method in accordance with ASC 978, "Real-estate Time-Sharing Activities," which requires us to make significant estimates which are subject to significant uncertainty. In determining the appropriate amount of costs using the relative sales value method, we rely on complex, multi-year financial models that incorporate a variety of estimated inputs. These models are reviewed on a regular basis, and the relevant estimates used in the models are revised based upon historical results and management's new estimates.

	($ in thousands)
	(Unaudited)
	Quarter Ended March 31,
	2015	2014
Net income	$25,975	$14,010
Plus: Corporate interest expense(a)	7,686	13,246
Provision for income taxes	19,525	12,047
Depreciation and amortization(b)	8,640	8,061
Vacation Interest cost of sales(c)	1,138	12,902
Impairments and other non-cash write-offs(b)	5	7
Gain on disposal of assets(b)	(34)	(4)
Amortization of loan origination costs(b)	3,042	2,064
Amortization of net portfolio premiums (discount)(b)	11	(109)
Stock-based compensation(d)	3,295	4,696
Adjusted EBITDA - Consolidated	$69,283	$66,920
One-time charge related to the contract termination	7,830	—
Adjusted EBITDA excluding the one-time charge related to the contract termination	$77,113	$66,920

(a)	Corporate interest expense does not include interest expense related to non-recourse indebtedness incurred by our special-purpose vehicles that is secured by our VOI consumer loans.

(b)	These items represent non-cash charges/gains.

(c)
We record Vacation Interest cost of sales using the relative sales value method in accordance with ASC 978, which requires us to make significant estimates which are subject to significant uncertainty. In determining the appropriate amount of costs using the relative sales value method, we rely on complex, multi-year financial models that incorporate a variety of estimated inputs. These models are reviewed on a regular basis, and the relevant estimates used in the models are revised based upon historical results and management's new estimates.

(d)	Represents the non-cash charge related to stock-based compensation due to stock options issued in connection with and since the consummation of the IPO.

The following tables present a reconciliation of (i) advertising, sales and marketing expense as reported to advertising, sales and marketing expense after excluding non-cash stock-based compensation; (ii) general and administrative expense as reported to general and administrative expense after excluding non-cash stock-based compensation and the one-time cash charge related to the contract termination referenced above; and (iii) income before provision for income taxes to income before provision for income taxes after excluding non-cash stock-based compensation and the one-time cash charge related to the contract termination. We exclude these non-cash and one-time items because management excludes them from its forecasts and evaluation of our operational performance and because we believe that the U.S. GAAP measures including these items are not indicative of our core operating results.

	($ in thousands)
	(Unaudited)
	Quarter Ended March 31,
	2015	2014
Advertising, sales and marketing expense	$68,513	$60,775
Stock-based compensation	(369)	(927)
Advertising, sales and marketing expense after excluding stock-based compensation	$68,144	$59,848

	($ in thousands)
	(Unaudited)
	Quarter Ended March 31,
	2015	2014
General and administrative expense	$32,256	$24,192
Stock-based compensation	(2,514)	(2,827)
One-time cash charge related to the contract termination	(7,830)	—
General and administrative expense after excluding stock-based compensation and one-time cash charge related to the contract termination	$21,912	$21,365

	($ in thousands)
	(Unaudited)
	Quarter Ended March 31,
	2015	2014
Income before provision for income taxes	$45,500	$26,057
Stock-based compensation	3,295	4,696
One-time cash charge related to the contract termination	7,830	—
Income before provision for income taxes after excluding stock-based compensation and one-time cash charge related to the contract termination	$56,625	$30,753

To properly and prudently evaluate our business, we encourage you to review our U.S. GAAP consolidated financial statements included in this press release, and not to rely on any single financial measure to evaluate our business. The non-U.S. GAAP financial measures included in this press release should not be considered in isolation, or as an alternative to net cash provided by operating activities or any other measure of liquidity, or as an alternative to net income, operating income or any other measure of financial performance, in any such case calculated and presented in accordance with U.S. GAAP.

Segment Reporting

The Company presents its results of operations in two segments: (i) Hospitality and Management Services, which includes operations related to the management of resort properties and the Diamond Collections, revenue from its operations of the Clubs and the provision of other services; and (ii) Vacation Interest Sales and Financing, which includes operations relating to the marketing and sales of Vacation Interests, as well as the consumer financing activities related to such sales. While certain line items reflected on the statement of operations and comprehensive income fall completely into one of these business segments, other line items relate to revenues or expenses which are applicable to more than one segment. For line items that are applicable to more than one segment, revenues or expenses are allocated by management, which involves significant estimates. Certain expense items (principally corporate interest expense and depreciation and amortization) are not, in management's view, allocable to either of these business segments as they apply to the entire Company. In addition, general and administrative expenses are not allocated to either of these business segments because, historically, management has not allocated these expenses for purposes of evaluating the Company's different operational divisions. Accordingly, these expenses are presented under Corporate and Other.

DIAMOND RESORTS INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS BY BUSINESS SEGMENT
For the Quarters Ended March 31, 2015 and 2014
(In thousands)
(Unaudited)

	Quarter Ended March 31, 2015				Quarter Ended March 31, 2014
	Hospitality and Management Services	Vacation Interest Sales and Financing	Corporate and Other	Total	Hospitality and Management Services	Vacation Interest Sales and Financing	Corporate and Other	Total

Revenues:
Management and member services	$40,639	$—	$—	$40,639	$38,224	$—	$—	$38,224
Consolidated resort operations	3,209	—	—	3,209	8,723	—	—	8,723
Vacation Interest sales, net of provision of $0, $14,096, $0, $14,096, $0, $11,433, $0 and $11,433, respectively	—	122,566	—	122,566	—	105,897	—	105,897
Interest	—	18,416	386	18,802	—	15,257	417	15,674
Other	1,893	10,411	—	12,304	2,161	10,546	—	12,707
Total revenues	45,741	151,393	386	197,520	49,108	131,700	417	181,225
Costs and Expenses:
Management and member services	8,081	—	—	8,081	8,947	—	—	8,947
Consolidated resort operations	3,701	—	—	3,701	7,771	—	—	7,771
Vacation Interest cost of sales	—	1,138	—	1,138	—	12,902	—	12,902
Advertising, sales and marketing	—	68,513	—	68,513	—	60,775	—	60,775
Vacation Interest carrying cost, net	—	10,368	—	10,368	—	7,875	—	7,875
Loan portfolio	334	2,403	—	2,737	242	2,248	—	2,490
Other operating	—	5,011	—	5,011	—	5,537	—	5,537
General and administrative	—	—	32,256	32,256	—	—	24,192	24,192
Depreciation and amortization	—	—	8,640	8,640	—	—	8,061	8,061
Interest expense	—	3,918	7,686	11,604	—	3,369	13,246	16,615
Impairments and other write-offs	—	—	5	5	—	—	7	7
Gain on disposal of assets	—	—	(34)	(34)	—	—	(4)	(4)
Total costs and expenses	12,116	91,351	48,553	152,020	16,960	92,706	45,502	155,168
Income (loss) before provision for income taxes	33,625	60,042	(48,167)	45,500	32,148	38,994	(45,085)	26,057
Provision for income taxes	—	—	19,525	19,525	—	—	12,047	12,047
Net income (loss)	$33,625	$60,042	$(67,692)	$25,975	$32,148	$38,994	$(57,132)	$14,010

DIAMOND RESORTS INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
As of March 31, 2015 and December 31, 2014
(In thousands, except share data)

	March 31, 2015 (Unaudited)	December 31, 2014 (Audited)
Assets:
Cash and cash equivalents	$183,093	$242,486
Cash in escrow and restricted cash	90,049	80,914
Mortgages and contracts receivable, net of allowance of $135,701 and $130,639, respectively	509,001	498,662
Due from related parties, net	61,668	51,651
Other receivables, net	36,511	59,821
Income tax receivable	472	467
Deferred tax asset	613	423
Prepaid expenses and other assets, net	161,111	86,439
Unsold Vacation Interests, net	283,926	262,172
Property and equipment, net	70,617	70,871
Assets held for sale	1,177	14,452
Goodwill	30,642	30,632
Intangible assets, net	182,606	178,786
Total assets	$1,611,486	$1,577,776

Liabilities and Stockholder's Equity:
Accounts payable	$18,177	$14,084
Due to related parties, net	107,822	34,768
Accrued liabilities	140,916	134,680
Income taxes payable	120	108
Deferred income taxes	57,924	47,250
Deferred revenues	109,775	124,997
Senior Credit Facility, net of unamortized original issue discount of $1,976 and $2,055, respectively	422,690	440,720
Securitization notes and Funding Facilities, net of unamortized original issue discount of $141 and $156, respectively	508,983	509,208
Derivative liabilities	258	—
Notes payable	10,364	4,612
Total liabilities	1,377,029	1,310,427

Stockholders' equity:
Common stock $0.01 par value per share; authorized - 250,000,000 shares, issued - 75,847,838 and 75,732,088 shares, respectively	758	757
Preferred stock $0.01 par value per share; authorized 5,000,000 shares	—	—
Additional paid in capital	488,142	482,732
Accumulated deficit	(154,527)	(180,502)
Accumulated other comprehensive loss	(22,698)	(19,561)
Subtotal	311,675	283,426
Less: Treasury stock at cost; 2,525,282 and 642,900 shares, respectively	(77,218)	(16,077)
Total stockholders' equity	234,457	267,349
Total liabilities and stockholders' equity	$1,611,486	$1,577,776

DIAMOND RESORTS INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Quarters ended March 31, 2015 and 2014
(In thousands)
(Unaudited)

	Quarter Ended March 31,
	2015	2014
Operating Activities:
Net income	$25,975	$14,010
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for uncollectible Vacation Interest sales revenue	14,096	11,433
Amortization of capitalized financing costs and original issue discounts	1,402	1,437
Amortization of capitalized loan origination costs and net portfolio discount	3,053	1,955
Depreciation and amortization	8,640	8,061
Stock-based compensation	3,295	4,696
Impairments and other write-offs	5	7
Gain on disposal of assets	(34)	(4)
Deferred income taxes	10,447	11,260
Loss on foreign currency exchange	98	88
Gain on mortgage repurchase	(96)	(49)
Unrealized loss on derivative instrument	258	199
Unrealized loss on post-retirement benefit plan	43	43
Changes in operating assets and liabilities excluding acquisitions:
Mortgages and contracts receivable	(27,418)	(19,122)
Due from related parties, net	(4,729)	8,295
Other receivables, net	22,910	13,582
Prepaid expenses and other assets, net	(73,787)	(80,512)
Unsold Vacation Interests, net	(10,915)	4,828
Accounts payable	4,397	(249)
Due to related parties, net	74,912	52,595
Accrued liabilities	7,247	(13,941)
Income taxes payable	7	570
Deferred revenues	(14,028)	14,481
Net cash provided by operating activities	45,778	33,663

Investing activities:
Property and equipment capital expenditures	(4,160)	(5,711)
Purchase of goodwill and other intangible assets	(8,993)	—
Proceeds from sale of assets	236	—
Net cash used in investing activities	$(12,917)	$(5,711)

DIAMOND RESORTS INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS—Continued
For the Quarters ended March 31, 2015 and 2014
(Unaudited)
(In thousands)

	Quarter Ended March 31,
	2015	2014
Financing activities:
Changes in cash in escrow and restricted cash	$(9,221)	$14,632
Proceeds from issuance of securitization notes and Funding Facilities	63,206	45,909
Proceeds from issuance of notes payable	—	1,113
Payments on Senior Credit Facility	(18,109)	—
Payments on securitization notes and Funding Facilities	(63,446)	(45,134)
Payments on notes payable	(2,740)	(5,027)
(Payment) adjustment of debt issuance costs	(2,368)	70
Excess tax benefits from stock-based compensation	375	—
Common stock repurchases under the share repurchase program	(61,141)	—
Proceeds from exercise of stock options	1,816	236
Net cash (used in) provided by financing activities	(91,628)	11,799

Net (decrease) increase in cash and cash equivalents	(58,767)	39,751
Effect of changes in exchange rates on cash and cash equivalents	(626)	80
Cash and cash equivalents, beginning of period	242,486	35,945
Cash and cash equivalents, end of period	$183,093	$75,776

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash interest paid on corporate indebtedness	$6,094	$22,852
Cash interest paid on securitization notes and Funding Facilities	$3,897	$3,411
Cash paid for taxes, net of cash tax refunds	$11	$218
SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Insurance premiums financed through issuance of notes payable	$8,492	$6,173
Assets held for sale reclassified to unsold Vacation Interests	$13,159	$—